                                                                      EXHIBIT 12

                         PARAGON CORPORATE HOLDINGS INC.
                COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                        (In thousands, except for ratios)


                                                                                                         Predecessor
                                                         The Company                                       Company
                                            ---------------------------------------------------------  ---------------
                                                                                         Period from    Period from
                                             Year Ended    Year Ended     Year Ended    Jan. 17, 1997   April 1, 1996
                                              Dec. 31,       Dec. 31,       Dec. 31,       through        through
                                                2000           1999           1998      Dec. 31, 1997  Jan. 16, 1997
                                            ----------     ----------     ----------    -------------  ---------------
Computation of earnings:
Income (loss) from continuing operations
         before income taxes
         and extraordinary item               $(22,866)      $(20,353)      $ (2,600)      $  9,229      $   (455)
Amortization of deferred financing costs           533            526            365            214             -
Interest expense                                14,567         12,382         10,336          2,276           205
Portion of rent expense representative
         of an interest factor                   1,362          1,051          1,257            742           765
                                              --------       --------       --------       --------      --------

Earnings                                      $ (6,404)      $ (6,394)      $  9,358       $ 12,461      $    515
                                              ========       ========       ========       ========      ========


Computation of Fixed Charges:
Amortization of deferred financing costs      $    533       $    526       $    365       $    214      $      -
Interest expense                                14,567         12,382         10,336          2,276           205
Portion of rent expense representative
   of an interest factor                         1,362          1,051          1,257            742           765
                                              --------       --------       --------       --------      --------

Fixed Charges                                 $ 16,462       $ 13,959       $ 11,958       $  3,232      $    970
                                              ========       ========       ========       ========      ========

Ratio of Earnings to Fixed Charges             (1)            (1)             (1)             3.86            (1)
                                              ========       ========       ========       ========      ========


(1) Earnings were inadequate to cover fixed charges.